Exhibit 10.29

                                                         EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into this 11th day of December 2002, by and between Hanno C. Fiedler
("Executive"), having a current address at Noldenkothen 18, 40882 Ratingen, Germany, and Ball Corporation ("Ball"), having a current address at 10 Longs Peak Drive, Broomfield, Colorado 80021-2510.

                                                              WITNESSETH

         WHEREAS, Executive is to be employed by Ball as Executive Vice President and as Chairman of Ball's European packaging business; and

         NOW, THEREFORE, IN CONSIDERATION of the covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive, the parties agree as follows:

1.       Employment.  Ball shall employ Executive during the Term as its Executive Vice President and as Chairman of Ball's
         European packaging business.  Executive shall assume the duties and responsibilities as are commensurate with such positions. Executive shall report to the Chief Executive Officer of Ball and shall perform the duties assigned to him hereunder and assigned from time-to-time by the Chief Executive Officer of Ball.  Executive shall devote all of his business time, attention and effort to the affairs of Ball and shall use his best efforts to promote the interests of Ball.

2.       Assignment.  Ball represented by its Chief Executive Officer is entitled to assign Executive, with respect to part or all of his business time, to Schmalbach-Lubeca GmbH ("S-L GmbH") and any of Ball's European subsidiary companies and to require Executive to assume the position and the functions of a managing director or other officer thereof, it being understood that Executive's primary assignment will be with S-L GmbH.  In particular, Executive agrees that he will assume the position of Chairman of the Board of Management (Vorsitzender der Geschäftsführung) of S-L GmbH, following its conversion from an AG into a GmbH.

3.       Term.  Subject to the termination provisions hereinafter provided, the term ("Term") of this Agreement and Executive's employment with Ball and his positions as Executive Vice President and as Chairman of Ball's European packaging business shall commence at the Closing Date and terminate on December 31, 2005.  This Agreement shall terminate and be null and void ab initio in the event that the Closing Date does not occur on or before January 31, 2003.  "Closing Date" has the meaning set out in Article IX, Section 3 of the Share Sale and Transfer Agreement dated August 29/30, 2002 between
         Schmalbach-Lubeca Holding GmbH, AV Packaging GmbH, Ball Pan-European Holdings, Inc. and Ball Corporation.

4.       Compensation.  Subject to Section 5 hereof, Ball shall cause S-L GmbH to pay Executive in accordance with the normal payroll practices of S-L GmbH, a salary ("Base Salary") as follows:

         From Closing Date through calendar year 2003                    400,000 Euros (Annualized amount)
         Calendar year 2004                                              450,000 Euros
         Calendar year 2005                                              500,000 Euros

         In addition, subject to Section 5 hereof, during the Term Executive shall:

         (a)      Participate in the Ball Corporation Economic Value Added Incentive Compensation Plan, as amended (the "Ball IC
                  Plan"), a copy of which has been provided to Executive, at a 65% target level;

         (b)      Participate in the Ball Corporation Long Term Cash Incentive Plan (the "LTCIP"), a copy of which has been provided to Executive, for the cycles ending December 31, 2003, December 31, 2004 and December 31, 2005, prorated for Executive's actual period of participation in each cycle, with Executive's participation level for each cycle to be as follows:

                         12% of Total Compensation at minimum performance
                         25% of Total Compensation at target performance
                         50% of Total Compensation at maximum performance

                  "Total Compensation" for purposes of the LTCIP means Executive's average annual Base Salary plus target annual incentive compensation under the Ball IC Plan for each cycle;

         (c)      Participate in an acquisition incentive plan (the "Acquisition Incentive Plan"), substantially in the form of the draft attached hereto as Exhibit "A", which is intended to permit Executive to earn 150% of Executive's average annual Base Salary over the plan period (anticipated to run for 36 months from January 1, 2003 through 2005) for target performance and up to 225% of Executive's average annual Base Salary over the plan period for maximum performance, with payments to be made in cash;

         (d)      Participate in the Ball Corporation Deposit Share Program (the "Deposit Share Program"), a copy of which has been provided to Executive, pursuant to which Executive will be entitled, within one year after the Closing Date, to acquire up to 20,000 shares of Ball common stock, such shares to be matched with an amount of Ball restricted stock equal to the number of shares acquired by Executive, all in accordance with and subject to the provisions of the Deposit Share Program, with the restrictions on the said restricted stock to lapse three years from the date the matching restricted shares are granted;

         (e)      Receive within 10 days after the Closing Date 5,000 shares of Ball restricted stock, with the restrictions on such shares to lapse in equal installments over three years with the first restrictions lapsing on one-third of such shares 12 months from the date of grant.  Such restricted shares are granted under the terms of the Ball
                  Corporation 1997 Stock Incentive Plan (the "Restricted Stock Plan"), a copy of which has been provided to
                  Executive.

5.       Deductions, Withholdings and Tax Payments.  Ball and any subsidiary of Ball that pays or otherwise grants compensation to
         Executive shall be entitled to deduct from the compensation to be granted to Executive the amounts of taxes or social security contributions that any (including any other) of them has to make, it being understood that Executive's Base
         Salary shall be paid by S-L GmbH.  This shall apply to all payments that any of Ball or its subsidiaries are obligated to make under this Agreement pursuant to the applicable laws of any jurisdiction.  Any deduction can only be made one time.
         In the event that Executive is subject to any additional taxation of his compensation as a result of an assignment of
         Executive pursuant to Section 2 hereof to a subsidiary company other than S-L GmbH, Ball or one of its subsidiaries shall provide an additional payment to Executive such that he will retain the same net after-tax proceeds as he would have received without the additional taxation.  In addition, Ball shall cause S-L GmbH to pay Executive a lump sum of 10,000
         Euros by June 30 of each year during the Term.

6.       Payments on Termination or Executive Resignation.  Notwithstanding any other provision in this Agreement, Ball shall be entitled (in Ball's sole discretion) to terminate this Agreement and Executive's employment and his positions as an officer and/or director of Ball and/or any subsidiary of Ball upon written notice to Executive with a notice period of at least one month to the end of a calendar month ("Termination").  In the event of a Termination prior to the end of the Term, either by Executive with Good Reason (as defined below) or by Ball, notwithstanding any other provision in this Agreement, Ball shall pay to Executive only the following amounts:

                  (i)      within 5 days after receipt by Ball of the Release signed by Executive, a lump sum payment equal to the amount of Base Salary Executive would have earned under Section 4 hereof for the balance of the Term,

                  (ii)     within 5 days after receipt by Ball of the Release signed by Executive, a lump sum payment equal to the greater of (A) Executive's annual bonus payable for the remainder of the Term calculated in accordance with the Schmalbach-Lubeca Change in Control Principles (as attached hereto as Exhibit "B") as the average of the annual bonus payable for the two calendar years immediately preceding such Termination, and (B) Executive's target annual incentive compensation for the remainder of the Term pursuant to the
                           Ball IC Plan, and

                  (iii)    such amounts, if any, as Executive may be entitled to in accordance with the provisions of the LTCIP, the Acquisition Incentive Plan, the Deposit Share Program and the Restricted Stock Plan provided however all such amounts shall be calculated based on Executive's actual date of Termination.

         Executive shall be entitled (in his sole discretion) to terminate this Agreement and his employment and his positions as an officer and/or director of Ball and any subsidiary of Ball upon written notice to Ball with a notice period of at least one month to the end of a calendar month.  In the event of such termination by Executive without Good Reason prior to the end of the Term, notwithstanding any other provision in this Agreement, Ball shall pay to Executive only the following amounts:

                  (i)      the amount of any Base Salary which is earned but not yet paid as of the date of Executive's resignation, and

                  (ii)     such amounts, if any, as Executive may be entitled in accordance with the provisions of the Ball IC Plan, the LTCIP, the Acquisition Incentive Plan, the Deposit Share Program and the Restricted Stock Plan.

         Executive and Ball shall execute a mutual release of claims against each other, in substantially the form set forth in
         Exhibit "C" (the "Release"), prior to the time that payments are due under this Section 6.

         "Good Reason" means (i) a substantial diminution of Executive's duties and responsibilities with Ball and S-L GmbH (or their successors), (ii) a reduction in the amount of Base Salary, or (iii) a substantial reduction in (or failure to provide) the aggregate level of incentive compensation and benefits that may be earned by the Executive pursuant to the terms of this Agreement and the terms of the respective plans; provided, however, that the occurrence of any of the above shall not constitute Good Reason unless the Executive gives written notice to Ball within 90 days of the occurrence of any of such events, and Ball thereafter fails to cure the event within 30 days after receipt of such notice.

7.       Duties.  Executive shall have a duty of loyalty to Ball and its subsidiaries.  Executive agrees to perform his duties promptly with care, skill and diligence.  Further, Executive is obligated to comply with all obligations that result from a position as managing director or officer of Ball or any subsidiary of Ball under respective applicable law.  Executive understands that Ball and its subsidiaries will be relying upon the accuracy, competence and completeness of Executive's services.  Without waiving his rights to enforce the specific provisions of this Agreement, Executive shall not disparage or criticize, orally or in writing, Ball, or its subsidiaries or affiliates, or their officers, directors or employees to any third party, except and to the extent that his testimony is compelled by judicial or administrative process.  Without waiving its right to enforce the specific provisions of this Agreement, Ball shall not disparage or criticize, orally or in writing, Executive to any third party, except and to the extent that their testimony is compelled by judicial and administrative process.

8.       Participation in Other Businesses.  Until December 31, 2005, Executive shall not, directly or indirectly, and in any role whatsoever, offer, sell, advise, or provide any consulting or other services of any type to any person or entity which is
         Ball's supplier, competitor or customer in the packaging businesses.  In addition, Executive shall not, directly or indirectly, as an employee or otherwise, compete with Ball or any subsidiary of Ball, in the manufacture, sale or development of packaging products and services until such date.  Packaging businesses and packaging products and services include, without limitation: rigid food, beer, beverage and still drink containers, including the ends therefor, such as metal, plastic and glass containers.  The obligations under this Section 8 shall be applicable until December 31, 2005, irrespective of a termination of this Agreement prior to such date.  In the event that this Agreement terminates prior to
         December 31, 2005, the payments that Executive will receive under other provisions of this Agreement as of or following termination shall fully compensate Executive for complying with his obligations under this Section 8 between termination and December 31, 2005.

9.       Nondisclosure of Data.  Executive agrees that, unless he first secures Ball's written consent, he will keep confidential and will not divulge, communicate, disclose, copy, destroy or use at any time, any secret or confidential information or technology (including matters of a technical nature, such as know-how, formulae, secret processes or machines, inventions, discoveries, improvements, secret data, and research projects, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, business objectives and strategies, including but not limited to strategic and operating plans, possible or consummated acquisitions, divestitures, strategic alliances and joint ventures, and any other information of a similar nature to the extent not available to the public) of Ball, any subsidiary of Ball or third parties to whom Ball has obligations of confidence of which he became informed during, or as a result of, his employment with Ball.

10.      Return of Materials.  Executive agrees to return to Ball upon request, but in any event no later than termination of
         Executive's services, any: secret or confidential information referred to in 9 above; manuals; documents; drawings;
         equipment; vendor, customer or other third party materials, computerized or hard copy files; computer hardware and software; identification cards; credit cards; keys and other property of Ball or any subsidiary of Ball.

11.      No Employment Solicitation.  Until the second anniversary of the last day of the Term, Executive shall not, directly or indirectly, solicit, persuade or advise (or authorize or assist others in the taking of such actions) any employee of Ball or of any subsidiary of Ball to leave the employ of Ball or such subsidiary.

12.      Injunctive and Other Relief.  Executive acknowledges that the businesses in which Ball and its subsidiaries are engaged are intensively competitive and Executive has had access to and knowledge of highly confidential information of Ball and such subsidiaries which if disclosed or used to the detriment of Ball and such subsidiaries would cause damage to Ball and such subsidiaries that could not be adequately compensated in damages.  Executive acknowledges and agrees that Ball and such subsidiaries could suffer irreparable injury in the event of a breach or violation of the provisions set forth in Sections 7, 8, 9, 10 or 11 of this Agreement and Executive agrees that, in the event of an actual or threatened breach or violation of any of these Sections of the Agreement, Ball and its subsidiaries may be awarded injunctive relief in a court of appropriate jurisdiction to prohibit and remedy any such violation, breach or threatened violation or breach, without the necessity of posting any bond or security.  Any such right to injunctive relief may be in addition to any other right or remedy available to Ball or such subsidiaries.

         Executive further acknowledges and agrees that Ball and such subsidiaries will also be entitled to monetary relief for such breach or violation of this Agreement including, but not be limited to, any profit or other economic benefit received by Executive in connection with such breach or violation and any damages incurred by Ball and such subsidiaries as a result of such breach or violation prior to or after the entry of injunctive relief.

13.      Assignment and Disability.  This Agreement and the obligations under it may not be assigned or delegated by Executive without Ball's written permission.  This Agreement and the obligations under it may be assigned by Ball only as provided in Section 2 hereof.  In the event Executive shall become unable to perform the services agreed to be rendered under this
         Agreement because of Executive's long-term illness, incapacity, disability or death or other reasons, this Agreement and
         Ball's obligations to make payments to Executive provided under this Agreement shall terminate as of that time.

14.      Payment of Enforcement Costs.  Ball agrees to reimburse Executive for all reasonable legal fees and expenses he may incur with respect to the recovery of any amounts due to Executive under this Agreement, but only with respect to such claim or claims upon which Executive substantially prevails. Such payments should be made within fourteen (14) days after delivery of Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Ball may reasonably require.

15.      Applicable Law and Venue.  This Agreement shall be construed in accordance with the laws of the State of Colorado, without reference to principles of conflicts of laws.  The District Court in and for the County of Jefferson in the State of
         Colorado shall have exclusive jurisdiction for any and all disputes and proceedings arising out of or in connection with this Employment Agreement, regardless of Executive's residence at the time of filing of the action, other than Executive's pension arrangements with S-L GmbH.

16.      Severability and Entire Agreement.  The provisions of this Agreement shall be severable, and the invalidity of any provision shall not affect the validity of the other provisions.  Additionally, if any one of the provisions of this
         Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by a court by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law.
         This Agreement states the entire agreement between the parties with respect to the subject matter hereof and, upon becoming effective, supersedes and replaces all other agreements, contracts and understandings relating to Executive's employment with Ball, Schmalbach-Lubeca AG or any of their subsidiaries or affiliates, including without limitation the
         Employment Contract dated August 25, 1995, between Schmalbach-Lubeca AG and Executive and all addenda, modifications and amendments thereto; excluding, however, all agreements with Schmalbach-Lubeca AG as to company pensions as modified and restated in Exhibit A hereto, which agreements should remain in full force and effect as modified and restated and which shall be assumed by S-L GmbH upon its conversion from Schmalbach-Lubeca AG.

17.      Modifications In Writing.  This Agreement may only be modified in writing and supersedes any and all prior oral or written communications.  Any waiver by either party of nonperformance or noncompliance on the part of the other party of any term or condition of this Agreement shall not constitute a continuing waiver of such term or condition or any other term or condition of this Agreement.

18.      Titles.  The titles to sections of this Agreement are provided for convenience only and do not affect the interpretation of this Agreement.

19.      Termination.  Sections 7, 8, 9, 10, 11, 12, 13, 14 and 15 of this Agreement shall survive the Termination of this
         Agreement for any reason other than pursuant to Section 3 hereof.

20.      Pension.  Executive shall continue to be entitled to the pension arrangements with Schmalbach-Lubeca AG set out in
         Exhibit "D" hereto pursuant to a separate pension agreement between Executive and Schmalbach-Lubeca AG which shall be binding on Schmalbach-Lubeca AG and its successors.

21.      Legal Advice.  Executive confirms that he has obtained legal advice with respect to this Agreement prior to its execution.

22.      Comprehension.  Ball and Executive have jointly determined that this Agreement is in the English language.  Executive confirms that he fully understands all provisions of this Agreement. Ball Corporation und Herr Hanno C. Fiedler haben gemeinsam festgelegt, dass dieser Vertrag in englischer Sprache abgefasst ist.  Herr Hanno C. Fiedler bestätigt, dass er alle Bestimmungen dieses Vertrages in vollem Umfang versteht.

Hanno C. Fiedler                                           BALL CORPORATION

                                                           By:
                                                                    Title: